Exhibit 99.1

Contacts:

Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200, stephanie@sternir.com

Martina Schwarzkopf, Ph.D., Russo Partners, (212) 845-4292, martina.schwarzkopf@russopartnersllc.com

Tony Russo, Ph.D., Russo Partners, (212) 845-4251, tony.russo@russopartnersllc.com

NEWS RELEASE

Endocyte Appoints Torsten Hoof, Ph.D., as Vice President and General Manager, Europe,

and Ulf Staginnus as Executive Director, Head Market Access and Pricing, Europe

West Lafayette, Ind., April 25, 2013 – Endocyte, Inc. (NASDAQ Global Market: ECYT), a biopharmaceutical company developing targeted small molecule drug conjugates (SMDCs) and companion imaging diagnostics for personalized therapy in cancer and other serious diseases, today announced that Torsten Hoof, Ph.D., has joined the company as vice president and general manager, Europe, and Ulf Staginnus has been appointed as executive director, head market access and pricing, Europe. Endocyte has established its European headquarters in Zug, Switzerland.

“The expansion of the Endocyte team reflects an important step for the company as we prepare for potential approval and commercialization of vintafolide and etarfolatide in Europe,” said Ron Ellis, president and CEO of Endocyte. “Dr. Hoof brings with him extensive knowledge of the European marketplace and success in launching high-profile products, including major cancer therapeutics. Mr. Staginnus’ expertise and track record with major biotech companies will provide us with the necessary leadership for product pricing and market access.”

Dr. Hoof has broad launch experience in specialty care, including oncology products in Europe, and has effectively initiated, built, and managed alliances with partner companies. Most recently, he was vice president global commercialization of Bristol-Myers Squibb (BMS), where he was responsible for the hematology franchise and led a portfolio of Phase 1 to Phase 3 and in-market oncology assets, including dasatinib and elotuzumab. In addition, he was a member of BMS’ global phamacocodiagnostics team. Prior to this role, he was vice president and general manager Europe for  BMS’ Primary Care and HIV business, introducing a variety of new treatment options for patients in need across Europe. Prior to joining BMS, he was the global business leader influenza at Roche, where he was responsible for the worldwide launch of Tamiflu, and led several launches of HIV products in Germany. Dr. Hoof received his doctorate in Biochemistry from the University of Hannover, Germany. He is an alumnus of the Boehringer Ingelheim Fonds for basic research in biomedicine and a director on the board of HRA-Pharma in Paris.

Mr. Staginnus has more than 16 years of experience in the international biotechnology and pharmaceutical industry, including expertise in significant oncology product launches for therapeutics such as Tasigna, Afinitor and Vectibix, as well as market access. Prior to joining Endocyte, he was franchise head oncology, health economics and reimbursement at Amgen Europe in Zug, Switzerland. Prior to joining Amgen, Mr. Staginnus was head of pricing and health economics Europe at Novartis Oncology, where he was responsible for pricing and market access strategies in Europe. Additionally, he founded a consultancy advising biotech and pharma clients with respect to product pricing, health technology valuations and market access initiatives.  Mr. Staginnus holds a master’s degree in economics from the University of Bayreuth.

About Endocyte

Endocyte is a biopharmaceutical company developing targeted therapies for the treatment of cancer and other serious diseases. Endocyte uses its proprietary technology to create novel SMDCs and companion imaging diagnostics for personalized targeted therapies. The company’s SMDCs actively target receptors that are over-expressed on diseased cells, relative to healthy cells. This targeted approach is designed to enable the treatment of patients with highly active drugs at greater doses, delivered more frequently and over longer periods of time than would be possible with the untargeted drug alone. The companion imaging diagnostics are designed to identify patients whose disease over-expresses the target of the therapy and who are therefore more likely to benefit from treatment.

For additional information, please visit Endocyte’s website at www.endocyte.com.